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                                                                HEI Exhibit 99.2


                               AMENDMENT 1997-1
                                    TO THE
             HAWAIIAN ELECTRIC INDUSTRIES RETIREMENT SAVINGS PLAN
             ----------------------------------------------------

     In accordance with Section 10.1 of the Hawaiian Electric Industries Retirement Savings Plan (the "Plan"), the Hawaiian Electric Industries, Inc. Pension Investment Committee hereby amends the Plan as follows:

     1.   Section 1.7 is deleted in its entirety and is replaced by a new
Section 1.7 to read as follows:

               "1.8  Compensation means all straight-time pay and commissions
                     ------------
          paid or accrued during a Plan Year for services rendered to a Participating Employer. Compensation shall include elective deferrals excluded from the taxable income of a Participant under Sections 125 or 402(e)(3) of the Code. Compensation shall not include overtime or premium pay, discretionary bonuses, reimbursements or other expenses allowances, fringe benefits, deferred compensation, welfare benefits, or contributions (except for Salary Reduction Contributions) by a Participating Employer to this Plan or any other employee benefit plan. Compensation earned prior to an Employee becoming a Participant shall not be counted in determining any contributions to the Plan.

     The foregoing amendments shall be effective March 1, 1997.

     TO RECORD the adoption of these amendments to the Plan, the Hawaiian Electric Industries, Inc. Pension Investment Committee has caused this document to be executed this 27th day of February, 1997.
                    ----

                                       HAWAIIAN ELECTRIC INDUSTRIES, INC.
                                       PENSION INVESTMENT COMMITTEE


                                       By /s/ Constance H. Lau
                                          -------------------------------------
                                              Its member and Secretary


                                       By /s/ Peter C. Lewis
                                          -------------------------------------
                                              Its member